EXHIBIT 99.2

Capitol Securities Agreement

March 5, 2007

Sibling Entertainment Group, Inc.

511 West 25th Street, Suite 403

New York, NY 10001

Attn: William Plon, CFO –

Dear Mr. Plon:

This proposal, when accepted by Sibling Entertainment Group, Inc. (“Company”), shall constitute an agreement (the “Agreement”) to engage the services of Capitol Securities Management, Inc. (“CSM”) as its non-exclusive financial advisor for the term of this Agreement and any extensions thereof with respect to the services offered by CSM to introduce the Company to one or more Targets (as defined in Section 3 below) who may be interested in making an investment in the securities of, or a loan to, the Company.

1.

Right of Refusal. Company shall have the sole and absolute right to accept or reject any offer received from Targets and a Success Fee (as defined in Section 5 below) shall be payable by Company to CSM only if a definitive agreement (“Definitive Investment Agreement”) is entered into by Company and such Target(s) and a closing occurs. The amount of such Success Fee will be determined according to Paragraph 5 of this Agreement.

2.

This Term. This Agreement shall be effective upon the signing of this Agreement, and shall terminate twelve (12) months from the date of signing, unless extended by written agreement of the parties hereto. Notwithstanding the preceding sentence, either party may terminate this Agreement at any time with or without cause by providing the other party with written notice of such termination. Such termination event will release both parties from their respective obligations with respect to this Agreement, provided, however, the confidentiality provision contained in Paragraph 4 and the indemnity provision contained in Paragraph 8 will survive any termination of this Agreement. Further, Company's obligation to pay the Success Fees to CSM as outlined in Paragraph 5 of this Agreement shall survive the termination of the Agreement for a period of twenty-four (24) months with respect to an investment made in the Company by a Target that was introduced to the Company by CSM on or before the effective date of such termination.

3.

Services. Based on information supplied by Company, CSM shall identify and contact a select list of prospective investors for Company and endeavor to introduce such investors to Company (each such investor, a “Target”). CSM shall submit to Company, in writing for prior approval the names of all Targets to whom CSM proposes to identify Company. To the extent requested by Company, CSM will work with Company to negotiate and close an investment from a Target on terms acceptable to Company. Company, at its sole discretion, may refuse to negotiate any transaction with any Target for any reason whatsoever and may terminate negotiations with any Target, without liability, at any time.

4.

Compensation: The Company shall compensate the Advisor as follows: $5,000 initial retainer fee upon signing of this Agreement with an additional $3,000 due within 30 days of this Agreement, continuing every 30 days for four (4) months thereafter.

5.

Confidentiality. CSM shall treat confidentially any information that it receives from Company pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature (the "Confidential Information"), provided, however, CSM may disclose Confidential Information to Targets and other third-parties as required for CSM to perform its services and obligations hereunder. The term Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by CSM; (ii) was or becomes available to CSM on a non-confidential basis from a source other than Company or its representatives, provided that such source is not known to CSM to be prohibited from disclosing such information to CSM by a contractual, legal or fiduciary obligation to Company or its representatives; or (iii) is independently developed from third party sources by CSM. Further, CSM may disclose Company’s Confidential Information to the extent required by law or court order.

6.

Success Fee. A success fee equal to ten percent (10%) of the amount of capital raised by CSM for the Company pursuant to the Definitive Investment Agreement shall be payable to CSM in cash at the closing of each Definitive Investment Agreement (the “Success Fee”). As additional compensation, Company will issue to CSM an amount of warrants equal to 10% of the aggregate amount of warrants issued to Targets with the same terms and conditions as issued and offered under the Definitive Investment Agreement. For purposes of this Agreement, a Definitive Investment Agreement does not include a private placement offering of securities for which CSM acts as placement agent, and any such private placement offering shall be subject to an agreement between the Company and CSM separate from this Agreement.

7.

Disbursements. Company shall provide CSM an additional advance of Five Thousand Dollars ($5,000.00) at the signing of this agreement against expenses incurred by CSM to perform services as outlined in this Agreement.

8.

Relationship Between Parties. Except as otherwise specifically herein provided, the parties hereto shall act as principals in all respects concerning the Agreement, and, without limiting the generality of the foregoing:

i.	Nothing in this Agreement shall be construed to place the parties in a relationship whereby either shall be considered to be the agent of the other for any purpose whatsoever;

ii.	Neither party is authorized to enter into any contract or assume any obligation for the other;

iii.	Nothing in this Agreement shall be construed to establish a relationship between the parties as partners or joint venturers; and

iv.	Nothing in this Agreement shall be construed as establishing an employer/employee relationship between the parties.

9.

Indemnification. Company agrees to indemnify CSM, its officers, directors, employees, agents, representatives and professional advisors from any liability, claim or expense, including reasonable attorneys' fees (of a single firm of attorneys for all the indemnified parties) in connection with its use of information that is provided to it by Company or any other actions or omissions by Company, except to the extent attributable to the gross negligence or willful acts of CSM. CSM agrees to indemnify the Company, its officers, directors, employees, agents, representatives and professional advisors from any liability, claim or expense, including reasonable attorneys' fees (of a single firm of attorneys for all the indemnified parties) in connection with its use of information that is provided to it by CSM or any other actions or omissions by CSM, except to the extent attributable to the gross negligence or willful acts of the Company. To the extent a claim is made against both Company and CSM, Company and CSM shall be responsible in proportion to their relative fault.

10.

Advertising. Company agrees that CSM may advertise its role in the transaction in a customary tombstone advertisement provided it submits a copy of such announcement to Company for reasonable approval prior to making such advertisement. Likewise, CSM agrees that Company may announce the engagement of CSM, provided it submits a copy of such announcement to CSM for reasonable approval prior to making such announcement. No other public announcement or disclosure may be made by either party without the written approval of the other.

11.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns.

12.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be modified only in a writing signed by the parties hereto and it supersedes all previous agreements respecting the subject matter of this Agreement between CSM and Company.

13.	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

14.	Headings: The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

If the foregoing correct sets forth Company’s understanding of this Agreement, please so indicate by signing and returning to us the enclosed copy of this letter whereupon it shall become a binding agreement between the parties as of the __9th_ day of _March_, 2007.

Very truly yours,

CAPITAL SECURITIES MANAGEMENT, INC.

/s/ Mark Hamby

Name: Mark Hamby

Title: President

Accepted and Agreed to

as of the date first above written

SIBLING ENTERTAINMENT GROUP, INC.

/s/ William Plon
Name: William Plon

Title: Chief Financial Officer